Exhibit 99.1

Press Release	Source: Premier Exhibitions, Inc.
Premier Exhibitions, Inc. Announces Continued Strength in Its Blockbuster Exhibitions
ATLANTA, July 27 — Premier Exhibitions, Inc. (Nasdaq: PRXI — News; the “Company”) today announced that the opening of its blockbuster exhibitions known as “Titanic ... The Artifact Exhibition” and “Bodies ... The Exhibition”, at the Tropicana Resort and Casino in Las Vegas, have exceeded initial sales expectations. The Company reported that the Titanic and Bodies exhibitions, on a combined basis, have attracted over 60,000 visitors in their first month.
Mr. Arnie Geller, President and CEO of Premier Exhibitions, made the following statement concerning the Company’s current second quarter operating results, “Our record first quarter was a solid increase in terms of operating a larger base of exhibitions, due to the multiple Bodies exhibitions that opened in that period.” Mr. Geller also added, “We expect that our second quarter net revenue and operating income will exceed that of our first quarter.”
The following items highlight the Company’s expectations regarding its improving fiscal performance:
•	The Company reported that the Bodies exhibition in New York City has sold over 475,000 tickets at an average price of $22 per visitor since opening in November 2005;

•	Over 525,000 tickets to the Tampa Bodies exhibition have been sold in less than one year;

•	The Company will benefit from the operations of Bodies exhibitions in Atlanta, Tampa, Mexico City, London, and New York, as well as Las Vegas in the second quarter. All of these venues are expected to be accretive to the Company’s Fiscal 2007 year; and

•	At least four Bodies exhibitions in new venues will open during the third quarter, which, in addition to earnings beyond license fees, are expected to earn the Company license fees of approximately $3,500,000.
Premier Exhibitions, Inc. is a major provider of museum quality touring exhibitions throughout the world.
Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the Company’s anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended February 28, 2006, especially in the Risk Factors and the Management’s Discussion and Analysis sections, and its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K (each of which is available upon request from the Company), may affect the future results of the Company and cause those results to differ materially from those expressed in the forward-looking statements; material adverse changes in the economic conditions in the Company’s markets, including terrorist attacks, competition from others, how much capital the Company may or may not receive from required financings, and whether or not, and to what extent, the Company consummates its planned leases to place exhibitions. We disclaim any obligation to update these forward- looking statements.

For additional information:
Investor Relations
North Coast Advisors, Inc.:
Craig T. Stewart (585) 218-7371
cstewart@ncainc.com
Media Inquiries at
Premier Exhibitions, Inc.:
Katherine Morgenstern 404-842-2600
kmorgenstern@prxi.com